Exhibit 99.1

New Senior Announces Fourth Quarter and Full Year 2020 Results

NEW YORK--(BUSINESS WIRE)--February 25, 2021--New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter ended and full year ended December 31, 2020.

FULL YEAR 2020 & FOURTH QUARTER 2020 FINANCIAL HIGHLIGHTS

  Full year 2020 highlights:
    Net loss of $6.2 million or $(0.08) per diluted share
    Total net operating income (“NOI”) of $138.2 million; total same store cash NOI of $135.8 million
    Total same store cash NOI decreased 5.1% versus full year 2019
    Adjusted Funds from Operations (“AFFO”) of $59.1 million, or $0.71 per diluted share, above the midpoint of the Company’s 2020 revised expectations
  Fourth quarter 2020 highlights:
    Declared a dividend of $0.065 per common share
    Net loss of $3.8 million or $(0.05) per diluted share
    Total NOI of $33.7 million; total same store cash NOI of $32.5 million
    Total same store cash NOI decreased 9.6% versus fourth quarter 2019
    Normalized Funds from Operations (“Normalized FFO”) of $13.5 million, or $0.16 per diluted share
    AFFO of $14.5 million, or $0.17 per diluted share
    Normalized Funds Available for Distribution (“Normalized FAD”) of $12.8 million, or $0.15 per diluted share

FULL YEAR 2020 HIGHLIGHTS

  Despite declining occupancy and additional operating expenses related to COVID-19, delivered solid full year 2020 total same store cash NOI and AFFO per diluted share results, consistent with and above the midpoint of the Company’s 2020 revised expectations, respectively
  Completed the sale of the entire Assisted Living/Memory Care portfolio in February 2020, for a gross sale price of $385 million (the “AL/MC Transaction”)
  In conjunction with the AL/MC Transaction, significantly strengthened the balance sheet through the following activities:
    Repaid approximately $360 million of debt with proceeds from the AL/MC Transaction
    Completed nearly $400 million of debt refinancing activity, resulting in lower debt costs and an extension of the Company’s average debt maturity by two years at that time
  Took significant steps during the COVID-19 pandemic to manage its impact on the Company’s business:
    Worked closely with the Company’s operators to implement and adapt protocols and operating strategies to protect the health and safety of residents and associates, while promoting leasing activities and effectively managing expenses
    Further improved the balance sheet by entering into a 5-year $270 million interest rate swap, increasing the Company’s fixed rate exposure from 52% to 72%
    Reduced cash general & administrative expenses through targeted initiatives
  Repaid $20 million of preferred stock issued at the time of the Company’s internalization

RECENT BUSINESS HIGHLIGHTS

  Announced new strategic partnership with Atria Senior Living (“Atria”), which includes the transition of the management of 21 properties, marking an important step in the Company’s ongoing efforts to address operator diversification and alignment
  Significant progress being made on vaccine distribution as 83% of the communities in the Company’s portfolio have held at least one vaccine clinic or have a confirmed provider for a future clinic
  Rate of new COVID-19 cases within the Company’s portfolio has declined significantly over the last few weeks – trailing 7-day average of approximately 3 new cases per day is down 78% from the January peak of approximately 13 new cases per day
  Continued to improve corporate governance and appointed two new independent directors to the Board of Directors since November 2020
  Issued 1Q21 guidance based on latest trends and results

Susan Givens, President & Chief Executive Officer of the Company commented, “Concluding an incredibly challenging year, all of us at New Senior are extremely grateful to our operators and the associates at our communities for their dedication and responsiveness throughout the ongoing COVID-19 pandemic. Despite a rise in cases during the fourth quarter, our operators continued to effectively manage the impact of COVID-19 within our communities through their unwavering focus and tenacity. While the pandemic continues to have a significant impact on our business, we are encouraged by the recent declines in case counts nationally and within our communities.”

Givens continued, “We continue to see features unique to our Independent Living properties that have allowed our operators to adjust protocols within our communities and effectively manage the spread of the virus while also reducing expenses in response to lower occupancy levels. Further, decisions we made heading into 2020 to strengthen our balance sheet with lower-cost floating rate debt allowed us to significantly benefit from the volatility in the interest rate environment. As a result, we are pleased to finish 2020 with AFFO per share results consistent with both our revised expectations, as well as with the initial guidance that we provided in February 2020 prior to the onset of the pandemic.”

“Going forward, we remain focused on continuing to safely navigate through the pandemic and position New Senior for growth. To that end, I am excited to announce our new partnership with Atria Senior Living, a best-in-class senior housing operator. Atria is one of the most well-respected operators in the industry and has a proven track record of driving strong occupancy and financial performance at communities similar to those in our transition portfolio. In addition to transitioning 21 communities to Atria under an incentive-aligned management contract, we expect the relationship to improve our operator diversification, provide new perspectives on the long-term performance of our Independent Living portfolio and additional growth opportunities,” Givens concluded.

STRATEGIC PARTNERSHIP WITH ATRIA SENIOR LIVING

New Senior announced today that it has entered into a strategic partnership with Atria Senior Living, which represents a significant step in the Company’s ongoing efforts to address operator diversification and alignment. Under the terms of the new partnership, New Senior intends to transition the management of 21 properties from Holiday Retirement (“Holiday”) to Atria in the second quarter of 2021. Post-transition, Atria will manage 20% of the properties in the Company’s Independent Living portfolio and Holiday will continue to be its largest operator relationship, managing 75% of its Independent Living properties.

Atria is a leading national operator of senior housing communities across the United States and Canada, including independent living communities similar to those within New Senior’s portfolio. They have a proven track record of successfully transitioning other independent living portfolios and improving occupancy and financial results. Atria’s experienced management team has built a data-driven organization which utilizes proprietary tools and technologies to optimize sales and operations. Over the past year, they have been at the forefront of the senior housing industry’s response to the COVID-19 pandemic and have taken extensive actions to combat the pandemic. New Senior expects these transitions to drive strong performance at these properties over time.

New Senior expects the partnership to result in the following benefits:

  Establishes relationship with one of the largest and most innovative operators in the senior housing industry
  Improves operator diversification
  Creates alignment between owner and operator through incentive-driven management agreement
  Provides the Company with new perspectives and best practices to drive long-term, organic growth
  Access to experienced development team with a strong track record of managing capital expenditure projects
  Cultivates future growth opportunities

FOURTH QUARTER 2020 RESULTS

Dollars in thousands, except per share data
	For the Quarter Ended December 31, 2020			For the Quarter Ended December 31, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP (Unaudited)
Net loss attributable to common stockholders	$(3,789)	$(0.05)	$(0.05)	$(6,661)	$(0.08)	$(0.08)

Non-GAAP (Unaudited)(A)
NOI	$33,714	N/A	N/A	$36,063	N/A	N/A
FFO	11,980	0.15	0.14	12,053	0.15	0.14
Normalized FFO	13,508	0.16	0.16	13,451	0.16	0.16
AFFO	14,546	0.18	0.17	15,125	0.18	0.18
Normalized FAD	12,751	0.15	0.15	12,196	0.15	0.14

FULL YEAR 2020 RESULTS

Dollars in thousands, except per share data
	For the Year Ended December 31, 2020			For the Year Ended December 31, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP
Net loss attributable to common stockholders	$(6,162)	$(0.08)	$(0.08)	$(393)	$(0.00)	$(0.00)

Non-GAAP (Unaudited)(A)
NOI	$138,220	N/A	N/A	$141,546	N/A	N/A
FFO	40,137	0.49	0.48	81,026	0.99	0.97
Normalized FFO	53,752	0.65	0.64	49,110	0.60	0.59
AFFO	59,072	0.72	0.71	55,849	0.68	0.67
Normalized FAD	53,027	0.64	0.63	45,635	0.56	0.54

(A) See end of press release for reconciliation of non-GAAP measures to net loss.

FOURTH QUARTER 2020 GAAP RESULTS

New Senior recorded a GAAP net loss of $3.8 million, or $(0.05) per diluted share, for the fourth quarter of 2020, compared to a GAAP net loss of $6.7 million, or $(0.08) per diluted share, for the fourth quarter of 2019. The year-over-year increase was primarily driven by the reduction of interest expense.

FOURTH QUARTER AND FULL YEAR 2020 PORTFOLIO PERFORMANCE

	Same Store Cash NOI - Fourth Quarter
	Properties	4Q 2019	4Q 2020	YoY
IL Properties	102	$34,502	$31,011	(10.1%)
CCRC	1	1,450	1,490	2.7%
Total Portfolio	103	$35,952	$32,501	(9.6%)

Total Portfolio	103	$35,952	$32,501	(9.6%)
COVID-19 Related Expenses	-	-	442	-
Total Portfolio Adjusted for COVID-19 Related Expenses	103	$35,952	$32,943	(8.4%)

	Same Store Cash NOI - Full Year
	Properties	2019	2020	YoY
IL Properties	102	$137,307	$129,870	(5.4%)
CCRC	1	5,749	5,907	2.7%
Total Portfolio	103	$143,056	$135,777	(5.1%)

Total Portfolio	103	$143,056	$135,777	(5.1%)
COVID-19 Related Expenses	-	-	3,171	-
Total Portfolio Adjusted for COVID-19 Related Expenses	103	$143,056	$138,948	(2.9%)

FOURTH QUARTER DIVIDEND

On February 24, 2021, the Company’s Board of Directors declared a cash dividend of $0.065 per share for the quarter ended December 31, 2020. The dividend is payable on March 26, 2021 to shareholders of record on March 12, 2021.

COVID-19 IMPACT ON THE COMPANY

The fourth quarter of 2020 continued to see the effects of the COVID-19 pandemic on our financial results. We have outlined our observations of the impact on our results to date and potential future implications below:

Overview

As of December 31, 2020, we owned a portfolio of 102 Independent Living (“IL”) properties and one Continuing Care Retirement Community (“CCRC”). We have approximately 10,000 residents across our 103 properties, which are currently managed by three different operators and one tenant.

Property Status

  All of our properties have remained open and operational since the start of the COVID-19 pandemic
  While significant restrictions were implemented at the outset of the pandemic, over 90% of our properties are currently operating with less severe restrictions which allow for limited communal dining, group activities and transportation, as well as typical sales activities and outside visitors with enhanced screening
  Our operators are constantly reviewing and refining property protocols in an effort to balance both resident engagement and resident health and safety; protocols will continue to evolve as the vaccination process unfolds

Known Cases

  As of February 22, our operators reported 73 active cases across 23 properties (60 residents and 13 associates)
    Of the 23 properties, 20 currently have fewer than 4 active cases
    The 60 active resident cases represent 0.6% of our current total resident population
  Rate of new cases has declined significantly in recent weeks, consistent with national trends
    Trailing 7-day average of approximately 3 new cases per day is down 78% from the January peak of approximately 13 new cases per day

Vaccine Status

  As of February 22, 83% of the properties in our portfolio have held at least one vaccine clinic or have a confirmed provider for a future clinic
  To date, vaccine participation rates have averaged 80% for residents and 50% for associates

Occupancy

	Mar-20	Apr-20	May-20	Jun-20	Jul-20	Aug-20	Sep-20	Oct-20	Nov-20	Dec-20	Jan-21	Feb-21 E
Ending Occupancy	87.4%	86.2%	85.6%	84.9%	84.4%	83.9%	83.3%	83.1%	82.5%	81.8%	81.0%	80.4%
Sequential Decline	(130bps)	(120bps)	(60bps)	(70bps)	(50bps)	(50bps)	(60bps)	(20bps)	(60bps)	(70bps)	(80bps)	(60bps)

	1Q 2020	2Q 2020	3Q 2020	4Q 2020
Ending Occupancy	87.4%	84.9%	83.3%	81.8%
Sequential Decline	(130bps)	(250bps)	(160bps)	(150bps)
  Occupancy trends for the fourth quarter of 2020:
    Ending occupancy fell by 150bps versus prior quarter, an improvement from the sequential decline of 160bps in the third quarter of 2020
      Following stronger October results, monthly occupancy trend worsened in November and December due to surge in national case counts
    Leads increased 6% versus prior quarter and increased 12% versus prior year
    Move-ins decreased 5% versus prior quarter and decreased 16% versus prior year
    Move-outs decreased 5% versus prior quarter and increased 3% versus prior year
  Occupancy trends for the first quarter of 2021:
    January ending occupancy fell by 80bps sequentially as trends continued to worsen as new COVID-19 cases reached new highs both nationally and within our portfolio
    Currently expect February ending occupancy to decline by 60bps sequentially, an improvement versus the sequential decline in January

Expenses

  In the fourth quarter of 2020, operating expenses decreased 3.7% versus prior year
    The year-over-year decline was driven by reduced spend on occupancy-related and other controllable expenses
  In the fourth quarter of 2020, operating expenses specifically associated with COVID-19 were approximately $0.5 million, or 1% of total expenses for the quarter
    These expenses were down 40% versus the prior quarter as our operators implemented new strategies to reduce costs throughout 2020

NOI & AFFO

	4Q 2020	FY 2020
Total Same Store Cash NOI YoY Change	(9.6%)	(5.1%)
AFFO Per Diluted Share	$0.17	$0.71
  In the fourth quarter of 2020, total same store cash NOI decreased by 9.6% versus the fourth quarter of 2019. Revenue losses driven by occupancy declines from the COVID-19 pandemic continue to be partially offset by lower expenses
  AFFO for the fourth quarter of 2020 was $0.17 per share. Interest expense in the fourth quarter of 2020 generally saw no change from the third quarter of 2020 as average one-month LIBOR remained near 15bps in both quarters
  In full year 2020, total same store cash NOI decreased by 5.1% versus the same period of 2019
  AFFO for full year 2020 was $0.71 per share. NOI declines due to the impact of the COVID-19 pandemic were entirely offset by interest expense savings due to the decline in LIBOR, as well as targeted G&A reductions

FIRST QUARTER 2021 GUIDANCE

Due to the ongoing uncertainty caused by the pandemic, New Senior will not be providing full year 2021 guidance at this time. However, based on the Company’s financial results to date, as well as the observations and trends discussed above in “COVID-19 Impact on the Company,” New Senior is providing first quarter 2021 guidance for occupancy, total same store cash NOI and AFFO per share as follows:

First Quarter 2021 Guidance
Sequential IL Occupancy Decline	Down appx. 170bps
Total Same Store Cash NOI YoY (103 Properties)	Down appx. 15%
AFFO Per Share	$0.14 to $0.15

The first quarter 2021 occupancy assumption includes monthly sequential declines of 80bps in January, 60bps in February and 30bps in March. The occupancy declines are estimated to improve throughout the quarter based on the latest trends observed, which includes an increase in lead volume in January and February. In addition, declining COVID-19 cases and the accelerating rollout of vaccines across the portfolio are expected to drive near-term improvement in occupancy trends.

The estimates above are based on a number of assumptions that are subject to change and many of which are outside of the Company’s control. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results. A reconciliation of the Company’s expectations to its projected GAAP measures is included in this press release.

OTHER ANNOUNCEMENTS – ATM PROGRAM

The Company also announced today that it intends to establish an "at-the-market" program through which it may issue and sell, from time to time, up to an aggregate of $100 million of the Company's common stock through designated broker-dealers at prevailing market prices and in such share amounts as the Company may specify.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, including more information regarding the COVID-19 pandemic and its impact on our business, please refer to the Company Update and to the Quarterly Supplement, each of which is posted in the Investor Relations section of New Senior’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on February 25, 2021 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (888) 317-6003 (from within the U.S.) or (412) 317-6061 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please use entry number “0782659”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through March 25, 2021 by dialing (877) 344-7529 (from within the U.S.) or (412) 317-0088 (from outside the U.S.); please use access code “10152039.”

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding New Senior’s 2021 strategic priorities and expectations with respect to the potential range of 2021 financial results; the expected impact of the COVID-19 pandemic on our business, liquidity, properties, operators and the health systems and populations that we serve; the cost and effectiveness of measures we have taken to respond to the COVID-19 pandemic, including health and safety protocols and system capacity enhancements that are intended to limit the transmission of COVID-19 at our properties; our expected occupancy rates and operating expenses; and the declaration or amount of any future dividend. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the continuing impact of COVID-19 on our operations and the operation of our facilities, including ongoing cases at certain of our facilities, the speed, geographic reach and duration of the COVID-19 pandemic; the legal, regulatory and administrative developments that occur at the federal, state and local levels; the efficacy of our operators’ infectious disease protocols and prevention efforts; the broader impact of the pandemic on local economies and labor markets; the overall demand for our communities in the recovery period following the pandemic; our ability to successfully manage the asset management by third parties; and market conditions generally which affect demand and supply for senior housing. We believe that the adverse impact that COVID-19 will have on the future operations and financial results at our communities will depend upon many factors, most of which are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our results to differ materially from those anticipated by any forward-looking statements. Forward-looking statements contained herein, and all statements made in this press release, speak only as of the date of this press release, and the Company expressly disclaims any duty or obligation to release publicly any updates or revisions to any statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets
(dollars in thousands, except share data)

	December 31, 2020	December 31, 2019

Assets
Real estate investments:
Land	$ 134,643	$ 134,643
Buildings, improvements and other	1,983,363	1,970,036
Accumulated depreciation	(417,455)	(351,555)
Net real estate property	1,700,551	1,753,124
Acquired lease and other intangible assets	7,642	7,642
Accumulated amortization	(2,595)	(2,238)
Net real estate intangibles	5,047	5,404
Net real estate investments	1,705,598	1,758,528

Assets from discontinued operations	-	363,489
Cash and cash equivalents	33,046	39,614
Receivables and other assets, net	34,892	33,078
Total Assets	$ 1,773,536	$ 2,194,709

Liabilities, Redeemable Preferred Stock and Equity
Liabilities
Debt, net	$ 1,486,164	$ 1,590,632
Liabilities from discontinued operations	-	267,856
Accrued expenses and other liabilities	63,886	59,320
Total Liabilities	1,550,050	1,917,808

Redeemable Preferred Stock, par value $0.01 per share with $100 liquidation preference, 200,000 shares authorized, issued, and outstanding as of December 31, 2020 and 400,000 shares authorized, issued, and outstanding as of December 31, 2019	20,253	40,506

Equity
Preferred Stock par value $0.01 per share, 99,800,000 shares (excluding 200,000 shares of redeemable preferred stock) authorized and none issued or outstanding as of December 31, 2020 and 99,600,000 shares (excluding 400,000 shares of redeemable preferred stock) authorized and none issued or outstanding as of December 31, 2019	-	-
Common stock par value $0.01 per share, 2,000,000,000 shares authorized, 83,023,970 and 82,964,438 shares issued and outstanding as of December 31, 2020 and 2019, respectively	830	830
Additional paid-in capital	907,577	901,889
Accumulated deficit	(694,194)	(660,588)
Accumulated other comprehensive loss	(10,980)	(5,736)
Total Equity	203,233	236,395

Total Liabilities, Redeemable Preferred Stock and Equity	$ 1,773,536	$ 2,194,709

Consolidated Statements of Operations
(dollars in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Revenues
Resident fees and services	$ 80,411	$ 84,630	$ 329,951	$ 339,573
Rental revenue	1,582	1,583	6,330	6,330
Total revenues	81,993	86,212	336,281	345,903

Expenses
Property operating expense	48,279	50,149	198,061	204,357
Interest expense	14,522	17,982	61,562	76,364
Depreciation and amortization	15,769	17,502	66,291	68,806
General and administrative expense	5,373	5,925	23,018	21,672
Acquisition, transaction and integration expense	272	332	467	1,501
Loss on extinguishment of debt	-	-	5,884	335
Other expense	944	683	1,464	2,076
Total expenses	85,159	92,573	356,747	375,111
Loss on sale of real estate	-	-	-	(122)
Litigation proceeds, net	-	82	-	38,308
Income (loss) before income taxes	(3,166)	(6,279)	(20,466)	8,978
Income tax expense	22	22	178	210
Income (loss) from continuing operations	(3,188)	(6,301)	(20,644)	8,768
Discontinued Operations:
Gain on sale of real estate	-	-	19,992	-
Income (loss) from discontinued operations	-	245	(3,107)	(6,754)
Discontinued operations, net	-	245	16,885	(6,754)
Net income (loss)	(3,188)	(6,056)	(3,759)	2,014
Deemed dividend on redeemable preferred stock	(601)	(605)	(2,403)	(2,407)
Net loss attributable to common stockholders	($ 3,789)	($ 6,661)	($ 6,162)	($ 393)

Basic earnings per common share: (A)
Income (loss) from continuing operations attributable to common stockholders	($ 0.05)	($ 0.08)	($ 0.28)	$ 0.08
Discontinued operations, net	-	0.00	0.20	(0.08)
Net loss attributable to common stockholders	(0.05)	(0.08)	(0.08)	(0.00)

Diluted earnings per common share:
Income (loss) from continuing operations attributable to common stockholders	($ 0.05)	($ 0.08)	($ 0.28)	$ 0.08
Discontinued operations, net	-	0.00	0.20	(0.08)
Net loss attributable to common stockholders	(0.05)	(0.08)	(0.08)	(0.00)

Weighted average number of shares of common stock outstanding
Basic	82,568,966	82,209,844	82,496,460	82,208,173
Diluted (B)	82,568,966	82,209,844	82,496,460	82,208,173

Dividends declared per share of common stock	$ 0.07	$ 0.13	$ 0.33	$ 0.52

(A) Basic earnings per common share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. The outstanding shares used to calculate the weighted average basic shares exclude 454,921 and 754,594 restricted stock awards, net of forfeitures, as of December 31, 2020 and 2019 respectively, as those shares were issued but were not vested and therefore, not considered outstanding for purposes of computing basic income (loss) per share. Diluted EPS is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

(B) Dilutive share equivalents and options were excluded for the three months ended December 31, 2020 and 2019, and for the year ended December 31, 2020 as their inclusion would have been anti-dilutive given our loss position.

Reconciliation of NOI to Net Income
(dollars in thousands)
	For the Quarter Ended	For the Year Ended
	December 31, 2020	December 31, 2020
Total revenues	$81,993	$336,281
Property operating expense	(48,279)	(198,061)
NOI	33,714	138,220

Interest expense	(14,522)	(61,562)
Depreciation and amortization	(15,769)	(66,291)
General and administrative expense	(5,373)	(23,018)
Acquisition, transaction and integration expense	(272)	(467)
Loss on extinguishment of debt	—	(5,884)
Other expense	(944)	(1,464)
Income tax expense	(22)	(178)
Loss from continuing operations	(3,188)	(20,644)
Discontinued Operations:
Gain on sale of real estate	—	19,992
Loss from discontinued operations	—	(3,107)
Discontinued operations, net	-	16,885
Net loss	(3,188)	(3,759)
Deemed dividend on redeemable preferred stock	(601)	(2,403)
Net loss attributable to common stockholders	$(3,789)	$(6,162)
Reconciliation of Net Income to FFO, Normalized FFO, AFFO and Normalized FAD (unaudited)
(dollars and shares in thousands, except per share data)

	For the Quarter Ended	For the Year Ended
	December 31, 2020	December 31, 2020
Net loss attributable to common stockholders	$(3,789)	$(6,162)
Adjustments:
Gain on sale of real estate	-	(19,992)
Depreciation and amortization	15,769	66,291
FFO	$11,980	$40,137
FFO per basic share	$0.15	$0.49
FFO per diluted share	$0.14	$0.48
Acquisition, transaction and integration expense	272	1,504
Compensation expense related to transition awards	299	1,280
Loss on extinguishment of debt	-	9,486
Other expense(A)	957	1,345
Normalized FFO	$13,508	$53,752
Normalized FFO per basic share	$0.16	$0.65
Normalized FFO per diluted share	$0.16	$0.64
Straight-line rent	(95)	(431)
Amortization of deferred financing costs	799	3,380
Amortization of deferred community fees and other(B)	(1,118)	(3,022)
Amortization of equity-based compensation	1,452	5,393
AFFO	$14,546	$59,072
AFFO per basic share	$0.18	$0.72
AFFO per diluted share	$0.17	$0.71
Routine capital expenditures	(1,795)	(6,045)
Normalized FAD	$12,751	$53,027
Normalized FAD per basic share	$0.15	$0.64
Normalized FAD per diluted share	$0.15	$0.63

Weighted average basic shares outstanding	82,569	82,496
Weighted average diluted shares outstanding(C)	84,272	83,547

(A) Primarily includes insurance recoveries and casualty related charges.

(B) Includes amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

(C) Diluted share amounts have been calculated using the treasury stock method.

Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	4Q 2020			4Q 2019
	IL Properties	CCRC	Total	IL Properties	CCRC	Total
Same Store Cash NOI (excluding COVID-19 related expenses)	$31,453	$1,490	$32,943	$34,502	$1,450	$35,952
COVID-19 related expenses	(442)	-	(442)	—	-	-
Same Store Cash NOI	31,011	1,490	32,501	34,502	1,450	35,952
Straight-line rental revenue	-	95	95	-	134	134
Amortization of deferred community fees and other(A)	1,120	(2)	1,118	(21)	(2)	(23)
Total NOI	$32,131	$1,583	$33,714	$34,481	$1,583	$36,063

Interest expense			(14,522)			(17,982)
Depreciation and amortization			(15,769)			(17,502)
General and administrative expense			(5,373)			(5,925)
Acquisition, transaction & integration expense			(272)			(332)
Other expense			(944)			(683)
Income tax expense			(22)			(22)
Litigation proceeds, net			—			82
Loss from continuing operations			(3,188)			(6,301)
Discontinued operations, net			—			245
Net loss			(3,188)			(6,056)
Deemed dividend on redeemable preferred stock			(601)			(605)
Net loss attributable to common stockholders			($3,789)			($6,661)

(A) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Reconciliation of Quarter-over-Quarter Cash NOI (unaudited)
(dollars in thousands)

	4Q 2020			3Q 2020
	IL Properties	CCRC	Total	IL Properties	CCRC	Total
Same Store Cash NOI (excluding COVID-19 related expenses)	$31,453	$1,490	$32,943	$32,250	$1,490	$33,740
COVID-19 related expenses	(442)	-	(442)	(785)	-	(785)
Same Store Cash NOI	31,011	1,490	32,501	31,465	1,490	32,955
Straight-line rental revenue	-	95	95	-	95	95
Amortization of deferred community fees and other(A)	1,120	(2)	1,118	160	(2)	158
Total NOI	$32,131	$1,583	$33,714	$31,625	$1,583	$33,208

Interest expense			(14,522)			(14,540)
Depreciation and amortization			(15,769)			(16,204)
General and administrative expense			(5,373)			(5,905)
Acquisition, transaction & integration expense			(272)			(43)
Other expense			(944)			(192)
Income tax expense			(22)			(74)
Net loss			(3,188)			(3,750)
Deemed dividend on redeemable preferred stock			(601)			(605)
Net loss attributable to common stockholders			($3,789)			($4,355)

(A) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	2020			2019
	IL Properties	CCRC	Total	IL Properties	CCRC / Other Properties	Total
Same Store Cash NOI (excluding COVID-19 related expenses)	$133,041	$5,907	$138,948	$137,307	$5,749	$143,056
COVID-19 related expenses	(3,171)	-	(3,171)	-	-	-
Same Store Cash NOI	129,870	5,907	135,777	137,307	5,749	143,056
Non-Same Store Cash NOI	-	-	-	-	(626)	(626)
Straight-line rental revenue	-	431	431	-	589	589
Amortization of deferred community fees and other(A)	2,020	(8)	2,012	(1,539)	66	(1,473)
Total NOI	$131,890	$6,330	$138,220	$135,768	$5,778	$141,546

Interest expense			(61,562)			(76,364)
Depreciation and amortization			(66,291)			(68,806)
General and administrative expense			(23,018)			(21,672)
Acquisition, transaction & integration expense			(467)			(1,501)
Loss on extinguishment of debt			(5,884)			(335)
Other expense			(1,464)			(2,076)
Income tax expense			(178)			(210)
Litigation proceeds, net			—			38,308
Loss on sale of real estate			—			(122)
Income (loss) from continuing operations			(20,644)			8,768
Gain on sale of real estate			19,992			—
Loss from discontinued operations			(3,107)			(6,754)
Discontinued operations, net			16,885			(6,754)
Net income (loss)			(3,759)			2,014
Deemed dividend on redeemable preferred stock			(2,403)			(2,407)
Net loss attributable to common stockholders			($6,162)			($393)

(A) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Interest Expense Reconciliation
(dollars in thousands)
	4Q 2020	3Q 2020	2Q 2020
Interest expense	$14,522	$14,540	$15,281
Amortization of deferred financing costs	(799)	(803)	(872)
Cash interest expense	$13,723	$13,737	$14,409
First Quarter 2021 Guidance Reconciliation
Reconciliation of Net Loss to FFO, Normalized FFO and AFFO (unaudited)

	First Quarter 2021
	Per Diluted Share
	Low		High
Net loss attributable to common stockholders	$(0.08)	-	$(0.07)
Depreciation & amortization	0.19	-	0.19
FFO	$0.11	-	$0.12

Acquisition, transaction & integration expense	0.01	-	0.01
Normalized FFO	$0.12	-	$0.13

Amortization of deferred financing costs	0.01	-	0.01
Amortization of deferred community fees & other	(0.01)	-	(0.01)
Amortization of equity-based compensation	0.02	-	0.02
AFFO	$0.14	-	$0.15

ROUNDING

Throughout this Press Release, totals and subtotals of certain tables may not sum due to rounding.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this press release. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI, Cash NOI and Cash Interest Expense

The Company evaluates the performance of our properties based on NOI and cash NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The sum of the NOI for each segment is total NOI, which the Company uses to evaluate the aggregate performance of its segments. The Company defines Cash NOI as NOI excluding the effects of straight-line rent, amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and Cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, or classified as held for sale or discontinued operations during the comparable periods are excluded from the same store amounts. Please see the Company’s most recent quarterly report filed with the Securities and Exchange Commission for more information.

Cash interest expense is defined as interest expense excluding the amortization of deferred financing costs and includes the interest expense on debt repaid upon the sale of the AL/MC portfolio (classified as discontinued operations).

FFO and Other Non-GAAP Measures

We use Funds From Operations ("FFO") and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as GAAP net income (loss) attributable to common stockholders, which includes loss from discontinued operations, excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation to affiliate recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to affiliate; (g) gain on lease termination; (h) compensation expense related to transition awards; (i) litigation proceeds; and (j) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in our Consolidated Statements of Operations.

We also use Adjusted FFO (“AFFO”) and Normalized FAD as supplemental measures of our operating performance. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium or discount on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives, and (f) amortization of equity-based compensation expense.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders. We believe Normalized FAD is useful because it fully reflects the additional economic costs of maintaining the condition of the portfolio.

Contacts

Jane Ryu
(646) 822-3700